Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

CVS CORPORATION SEPTEMBER SALES INCREASE 7.3%

Same Store Sales Enhanced by Acquired Stores in Both Front End and Pharmacy

Company Narrows Third Quarter Guidance Range

WOONSOCKET, RHODE ISLAND, October 6, 2005 — CVS Corporation (NYSE: CVS) today announced that total sales for the five-week period ended October 1, 2005 increased 7.3% to $3.5 billion, compared to $3.3 billion in the prior year period. Total pharmacy sales represented 71.1% of total company sales in September.

Same store sales (sales from stores open more than one year) for the five weeks ended October 1, 2005 increased 5.7% over the prior year period. Pharmacy same store sales increased 5.6%, despite being negatively impacted by approximately 170 basis points due to recent generic introductions, which are being substituted for higher priced brand named drugs. Front-end same store sales increased 5.9%. Same store sales exclude stores closed for seven or more consecutive days as a result of hurricanes Katrina and Rita.

Beginning with the four weeks ended August 27, 2005, same store sales include the impact of the acquisition completed on July 31, 2004, of 1,268 drugstores. The inclusion of the acquired stores benefited total September same store sales by approximately 150 basis points, as both front-end and pharmacy same store sales at the acquired stores positively impacted the overall results.

For the third quarter, total sales increased 13.4% to $9.0 billion, compared to $7.9 billion in the prior year period. Same store sales for the thirteen weeks ended October 1, 2005 increased 5.7% over the prior year period. Pharmacy same store sales increased 5.8%, while front-end same store sales increased 5.4%. Total pharmacy sales represented 70.6% of total company sales in the quarter.

The Company is narrowing its earnings guidance for the third quarter from a range of $0.29 to $0.31 cents per diluted share to a range of $0.29 to $0.30 cents per diluted share. The Company will announce its third quarter earnings results on November 3, 2005.

Year-to-date, total sales for the thirty-nine week period ended October 1, 2005, increased 25.9% to $27.3 billion, compared to $21.7 billion in 2004. Same store sales for the thirty-nine week period increased 6.5% over the prior year period. Pharmacy same store sales increased 7.3%, while front-end same store sales increased 4.6%.

CVS is America’s largest retail pharmacy, operating 5,461 retail and specialty pharmacy stores (including stores which remain closed as a result of hurricanes Katrina and Rita) in 37 states and the District of Columbia as of October 1, 2005. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended July 2, 2005.

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